UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2012 (August 31, 2012)

CVR ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33492	61-1512186
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 207-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On August 31, 2012, Coffeyville Resources Refining & Marketing, LLC (“CRRM”), a wholly-owned subsidiary of CVR Energy, Inc. (the “Company”), and Vitol Inc. (“Vitol”), entered into an Amended and Restated Crude Oil Supply Agreement (the “Vitol Agreement”). The Vitol Agreement amends and restates the Crude Oil Supply Agreement between CRRM and Vitol dated March 30, 2011, as amended (the “Previous Supply Agreement”).

The terms of the Vitol Agreement provide that CRRM will obtain all of the crude oil for the Company’s two oil refineries through Vitol, other than crude oil that CRRM acquires in Kansas, Missouri, North Dakota, Oklahoma, Texas, Wyoming and all states adjacent to such states and crude oil that is transported in whole or in part via railcar or truck. Pursuant to the Vitol Agreement, CRRM and Vitol work together to identify crude oil and pricing terms that meet CRRM’s crude oil requirements. CRRM and/or Vitol negotiate the cost of each barrel of crude oil that is purchased from third party crude oil suppliers. Vitol purchases all such crude oil, executes all third party sourcing transactions and provides transportation and other logistical services for the subject crude oil. Vitol then sells such crude oil and delivers the same to CRRM. Title and risk of loss for all crude oil purchased by CRRM via the Vitol Agreement passes to CRRM upon delivery to one of the Company’s delivery points designated in the Vitol Agreement. CRRM pays Vitol a fixed origination fee per barrel plus the negotiated cost (including logistics costs) of each barrel of crude oil purchased.

The Vitol Agreement has an initial term commencing August 31, 2012 and extending through December 31, 2014 (the “Initial Term”). Following the Initial Term, the Vitol Agreement will automatically renew for successive one-year terms (each such term, a “Renewal Term”) unless either party provides the other with notice of nonrenewal at least 180 days prior to expiration of the Initial Term or any Renewal Term. Notwithstanding the foregoing, CRRM has an option to terminate the Vitol Agreement effective December 31, 2013 by providing written notice of termination to Vitol on or before May 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 7, 2012

CVR ENERGY, INC.

By:	/s/ Edmund S. Gross
Edmund S. Gross
Senior Vice President, General Counsel and Secretary